Contact:	Peter J. Cunningham First Vice President Investor Relations 516-327-7877 ir@astoriafederal.com

FOR IMMEDIATE RELEASE

ASTORIA FINANCIAL CORPORATION REGRETFULLY ANNOUNCES THE DEATH OF
THOMAS J. DONAHUE, A MEMBER OF THE BOARD OF DIRECTORS

Lake Success, New York, May 25, 2010 -- Astoria Financial Corporation (NYSE: AF) (the “Company”), the holding company for Astoria Federal Savings and Loan Association (“Astoria Federal”), announced today with great sadness, the death of Thomas J. Donahue on May 23, 2010. Mr. Donahue was a member of the Board of Directors of the Company since November 18, 1993 and Astoria Federal since November 28, 1990.

A former certified public accountant, Mr. Donahue retired as a partner of Peat, Marwick, Mitchell & Co., the predecessor of KPMG LLP in 1986 following a distinguished career of 25 years.   Following his public accounting career, Mr. Donahue provided professional consulting services to senior management teams, boards of directors and regulatory agencies in several capacities.  He served both the Company and Astoria Federal as Chairman of the Audit Committee and a member of the Compensation Committee.

George L. Engelke, Jr., Chairman and Chief Executive Officer, commented, “We are deeply saddened to report the loss of not only a valued director and business colleague, one whose expertise, counsel and guidance to the Boards of both the Company and Astoria Federal served us well during his 20 year tenure, but also the loss of a good friend.  We extend our sincerest sympathy to his wife Maureen and their family.  He will be greatly missed.”

Astoria Financial Corporation, with assets of $20.1 billion, is the holding company for Astoria Federal Savings and Loan Association.  Established in 1888, Astoria Federal, with deposits in New York totaling $12.7 billion, is the largest thrift depository headquartered in New York and embraces its philosophy of “Putting people first” by providing the customers and local communities it serves with quality financial products and services through 85 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com.  Astoria Federal operates in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states, and Westchester County.  Astoria Federal originates mortgage loans through its banking and loan production offices in New York, an extensive broker network covering sixteen states, primarily along the East Coast, and the District of Columbia, and through correspondent relationships covering seventeen states and the District of Columbia.

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